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                                                                     EXHIBIT 3.1
                            CERTIFICATE OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                 OF CALTON, INC.

To:     The Department of Treasury
        State of New Jersey

        Pursuant to the provisions of Sections 14A:7-15.1(3), 14A:9-2(2) and 14A:9-4(2) of the New Jersey Business Corporation Act, the undersigned Corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

1.      The name of the Corporation is "Calton, Inc."

2. The following amendment to the Amended and Restated Certificate of Incorporation (the "Amendment") was approved by the Board of Directors and thereafter duly adopted by the shareholders of the Corporation on April 27, 2004:

        The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Company is amended to read in its entirety as follows:

        "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 27,520,000, of which 25,000,000 shares shall be classified as "Common Stock," having a par value of five cents ($.05) per share, 520,000 shares shall be of a class designated "Preferred Stock," having a part value of ten cents ($.10) per share, and 2,000,000 shares shall be of a class designated "Class A Preferred Stock," having a par value of ten cents ($.10) per share."

3. The number of shares entitled to vote on the adoption of the Amendment was 9,263,474 shares of Common Stock, par value five cents ($.05) per share, entitling the holders thereof to one (1) vote per share. The number of shares of Common Stock voted for the Amendment was 7,120,089 shares and the number of shares of Common Stock voting against the Amendment was 277,466 shares. A total of 8,323 shares abstained from voting on the Amendment.

        IN WITNESS WHEREOF, Calton, Inc. has caused its duly authorized officer to execute this Certificate of Amendment on this 27th day of May, 2004.

                                   Calton, Inc.


                                   By: ______________________________
                                   Name:  Laura A. Camisa
                                   Title: Chief Financial Officer